UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 20, 2014

Gladstone Commercial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-33097	020681276
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 100, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-287-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 20, 2014, Gladstone Commercial Corporation, through its wholly owned subsidiary Gladstone Commercial Limited Partnership, and certain of its other wholly owned subsidiaries (collectively, the "Company") amended its Credit Agreement (the "Line of Credit") with KeyBank National Association and certain other lenders.

The amendment:

• increased the borrowing capacity by $15.0 million to $75.0 million; and
• increased the total maximum commitment from $75.0 million to $100.0 million;

As of November 20, 2014, $28.9 million of borrowings were outstanding under the Line of Credit, leaving availability of $29.3 million.

Additionally, as part of the amendment, the Company paid modification fees in the aggregate of 50 basis points on the additional $15.0 million commitment.

This description of the Line of Credit is not complete and is qualified by the full text of the Second Amendment to the Line of Credit, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference in this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description
10.1 Second Amendment to Credit Agreement and Unconditional Guaranty of Payment and Performance, dated as of November 20, 2014, by and among Gladstone Commercial Limited Partnership, as borrower, Gladstone Commercial Corporation and certain of its wholly owned subsidiaries, as guarantors, each of the financial institutions initially a signatory thereto together with their successors and assignees, as lenders, and KeyBank National Association, as lender and administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

November 21, 2014	By:	/s/ Danielle Jones

Name: Danielle Jones
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement and Unconditional Guaranty of Payment and Performance, dated as of November 20, 2014, by and among Gladstone Commercial Limited Partnership, as borrower, Gladstone Commercial Corporation and certain of its wholly owned subsidiaries, as guarantors, each of the financial institutions initially a signatory thereto together with their successors and assignees, as lenders, and KeyBank National Association, as lender and administrative agent.